CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement of John Hancock Series Trust on Form N-14 ("Registration Statement") of our reports dated December 9, 2005 on the financial statements and financial highlights in the Annual Reports of John Hancock Focused Equity Fund and John Hancock Mid Cap Equity Fund for the year ended October 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accouting Firm" in the Statements of Additional Information included in Post Effective Amendment number 51 of Form N-1A dated March 1, 2006, which are part of such Registration Statement.


/s/DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 22, 2007